EXHIBIT 12.1

                          NIELSEN MEDIA RESEARCH. INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                                                      THREE MONTHS ENDED  MARCH 31,
                                                                                   ---------------------------------
                                                                                      1998        1998        1997
                                                                                   ---------     -------     -------
                                                                                   (PROFORMA)

Pre-tax income from continuing operations ........................................   $19.402     $24.502     $21.910
                                                                                     -------     -------     -------
Fixed charges: Interest expense and amortization of debt
 discount and premium on all indebtedness ........................................     5.100       0.000       0.000

Rentals:
 Buildings .......................................................................     0.791       0.791       0.738
 Autos ...........................................................................     0.187       0.187       0.206
 Office and other equipment ......................................................     0.167       0.167       0.170
                                                                                     -------     -------     -------
Total fixed charges ..............................................................     6.245       1.145       1.114
                                                                                     -------     -------     -------
Earnings before income taxes and fixed charges ...................................   $25.647     $25.647     $23.024
                                                                                     =======     =======     =======
Ratio of earnings to fixed charges (A) ...........................................     4.107      22.398      20.665


                                                                        YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------------
                                                   1997         1997       1996       1995        1994        1993
                                                ----------    -------     -------    -------     -------     -------
                                                (PROFORMA)
Pre-tax income from continuing
 operations ..................................    $69.861     $90.261     $81.961    $69.568     $51.922     $33.893
                                                  -------     -------     -------    -------     -------     -------
Fixed charges: Interest expense and
 amortization of debt discount
 and premium on all indebtedness .............     20.400       0.000       0.000      0.000       0.000       0.000

Rentals:
 Buildings ...................................      2.952       2.952       2.944      2.976       2.930       2.930
 Autos .......................................      0.826       0.826       0.596      0.527       0.477       0.420
 Office and other equipment ..................      0.681       0.681       0.643      0.865       0.899       0.932
                                                  -------     -------     -------    -------     -------     -------
Total fixed charges ..........................     24.859       4.459       4.183      4.368       4.306       4.282
                                                  -------     -------     -------    -------     -------     -------
Earnings before income taxes
 and fixed charges ...........................    $94.720     $94.720     $86.144    $73.936     $56.228     $38.175
                                                  =======     =======     =======    =======     =======     =======
Ratio of earnings to fixed charges (A) .......      3.810      21.243      20.593     16.927      13.057       8.916

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(A)  For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals). The Company's historical statements do not reflect the $300 million of indebtedness incurred in connection with the Distribution and, accordingly, the historical ratios of earnings to fixed charges do not reflect any interest for this indebtedness.